Exhibit 10.2

FTC Solar, Inc.

9020 N Capital of Texas Hwy, Suite I-260

Austin, Texas

July 2, 2025

Ladies and Gentlemen:

Reference is made to (i) that certain Credit Agreement, dated as of July 2, 2025 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among FTC Solar, Inc., a Delaware corporation (the “Company”), the lenders from time to time party thereto (individually, each, a “Lender” and collectively, the “Lenders”) and Acquiom Agency Services LLC, as administrative agent (the “Agent”), and (ii) those certain Warrants to Purchase Common Stock, dated as of July 2, 2025 (as amended, restated, supplemented or modified from time to time, collectively, the “Warrants”), issued to the Lenders or their respective Affiliates or Related Funds (together with their respective successors and assigns, individually, each, a “Warrant Holder” and collectively, the “Warrant Holders”) in connection with the transactions contemplated by the Credit Agreement. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement (whether or not in effect at such time).

In furtherance of the transactions contemplated by the Credit Agreement and the Warrants, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Observation Rights.

(a) For so long as (i) the Credit Agreement remains in effect and the Specified Lender or any of its Affiliates, Related Funds, successors or assigns hold any Loans or any Commitments or (ii) the Specified Lender or any of its Affiliates, Related Funds, successors or assigns hold or beneficially own any Warrants or at least 100,000 Equity Interests of the Company or any successor entity thereto (as adjusted for any stock splits, stock dividends, combinations, subdivisions, reclassifications, reorganizations, recapitalizations or the like with respect to any such Equity Interests after the date hereof) (the “Minimum Equity”) issued on exercise of any Warrants, the Specified Lender shall have the right (but not the obligation) to designate one representative (the “Observer”) to attend (whether in person or by telephone or videoconference) scheduled meetings of the Company’s board of directors or other equivalent governing body (the “Board”) and any committees thereof (together with the Board, each such applicable governing body or committee, a “Relevant Body”) in a non-voting, observer capacity. The Observer’s presence will not be necessary to establish a quorum at any meeting of any Relevant Body. At the request of the Observer, the Company shall make arrangements for the telephonic or videoconference appearance of the Observer at such meetings. The Company shall give the Observer copies of all notices, minutes, consents and other materials that the Company provides to its directors at the same time and in the same manner as provided to such directors with respect to meetings of any Relevant Body that the Observer attends or is entitled to attend; provided that the Company reserves the right to withhold any information, and to exclude the Observer from any meeting or portion thereof, if, based on advice of its outside legal counsel, (A) it is reasonably necessary to protect the attorney-client privilege between the Company and its counsel, or

(B) access to such information or attendance at such meeting would reasonably be expected to result in disclosure of trade secrets or a conflict of interest (it being understood and agreed that the Specified Lender’s, the Lenders’, the Agent’s and the Warrant Holders’ rights under this letter agreement (this “Agreement”), the Credit Agreement or the other Loan Documents or any such Person’s ownership of the Warrants or any Equity Interest issued or issuable thereunder shall not, in and of themselves, be any basis for a determination that a conflict of interest exists (other than in connection with any dispute between the Company, on the one hand, and the Specified Lender, the Lenders, the Agent or the Warrant Holders, on the other, directly or indirectly relating to any such agreement)); provided, further, that if the applicable Relevant Body reasonably determines in good faith that such withholding or exclusion is necessary, any such withholding of information or exclusion or denial of access shall be limited to the portion of the information or documentation and/or meeting that is the basis for such withholding, exclusion or denial of access.

(b) The Observer shall not be compensated for his or her service as an observer; provided that the Observer shall be reimbursed for his or her reasonable and documented travel expenses on the same basis as all non-management directors of the Company.

2. Board Designation Rights. For so long as (i) the Credit Agreement remains in effect and the Specified Lender or any of its Affiliates or Related Funds hold any Loans or any Commitments or (ii) the Specified Lender or any of its Affiliates or Related Funds hold or beneficially own any Warrants or at least the Minimum Equity issued on exercise of any Warrants:

(a) The Specified Lender shall have the right (but not the obligation), by delivery of written notice to the Company (the “Director Designation Notice”), to cause the Company to, and upon receipt of any Director Designation Notice, the Company and the Board shall, take or cause to be taken all Necessary Action (as defined below) to (i) increase the size of the Board by one member (of the class of directors then most recently elected or reelected by the stockholders of the Company, if the Board is then classified), (ii) appoint to the Board an individual designated in writing by the Specified Lender to the Company, and who is acceptable to the Board, acting reasonably and in good faith, such consent not to be unreasonably withheld, conditioned or delayed (the “Board Designee”), to fill the resulting vacancy and (iii) cause the Board Designee to be appointed to and remain on the Board, including by (A) including the Board Designee in the Company’s slate of recommended director candidates for election to the Board at each annual or special meeting (including any action by written consent), including any adjournment thereof, of the stockholders of the Company (each, a “Stockholder Meeting”) for which the Board Designee or its class of directors, as applicable, stands for election (if not yet appointed in accordance with the foregoing clauses (i) and (ii)) or reelection, (B) recommending that the Company’s stockholders vote in favor of the election of the Board Designee and soliciting proxies in favor of the election of the Board Designee at any Stockholder Meetings at which the Board Designee or its class of directors stands for election or reelection and otherwise supporting the Board Designee for such election or reelection in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees at any Stockholder Meeting, (C) promptly (and in any event no later than the earlier of (x) the next meeting or action by written consent of the Board following such vacancy and (y) 30 days following such vacancy) filling any vacancy of the office held by the Board Designee (whether by reason of death, resignation, retirement, disqualification or removal or otherwise) with another person designated by the Specified Lender in accordance herewith and (D) taking all action to oppose any removal of the Board Designee; provided that this provision shall not limit the removal of any director for cause or as required by applicable laws. The Specified Lender shall not be subject to compliance with any advance notice requirements set forth in the Company’s certificate of incorporation, bylaws or other governing documents. Subject to applicable laws and the rules and regulations of the applicable United States national securities exchange on which the common stock (or any successor class of common equity) of the Company is then listed (each a, “Stock Exchange”), the Specified Lender shall have the right to have the Board Designee appointed to serve on each committee of the Board, if elected by the Specified Lender in writing.

(b) The Specified Lender acknowledges that as a condition to the appointment and nomination of the Board Designee, such Board Designee shall have (i) agreed to provide the information that is required to be or is customarily disclosed for candidates for non-management directors and non-management directors in a proxy statement and similar documents (including the Company’s standard form of director and officer questionnaire) under the securities laws applicable to the Company and/or the rules and regulations of the applicable Stock Exchange and such other customary information as is reasonably requested by the Company of its other non-management director candidates and non-management directors, (ii) consented to serve as a member of the Board and to be named in any proxy statement or related documentation and (iii) agreed to comply with all policies, codes of conduct, confidentiality obligations, securities trading policies, director qualification requirements and codes of ethics generally applicable to all of the Company’s non-management directors.

(c) The Board Designee shall not be compensated for his or her service as a director, unless such Board Designee is an independent director, in which case such Board Designee shall be compensated on the same basis as all other non-management directors of the Company; provided that the Board Designee shall (i) be reimbursed for his or her reasonable and documented travel expenses on the same basis as all other non-management directors of the Company, and (ii) be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-management directors of the Company (which for the avoidance of doubt, shall include at a minimum, entry into a D&O indemnification agreement providing for indemnification to the fullest extent permitted under applicable law and shall include customary D&O insurance coverage for directors of public companies), all as such rights may exist from time to time.

(d) The Company shall cause the Board to be the decision-making body of the Company and the Subsidiaries with full power and authority to make decisions on behalf of the Company and the Subsidiaries that are customarily reserved for the board of directors of a Person.

(e) For purposes of this letter agreement (this “Agreement”), “Necessary Action” means, with respect to any Person and a specified result, all actions (to the extent such actions are not prohibited by applicable law and are within such Person’s or its Affiliates’ control) necessary to cause such result, including (to the extent such actions are not prohibited by applicable law and are within such Person’s or its Affiliates’ control) (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, (iii) causing the adoption of stockholders’ resolutions and amendments to organizational documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with governmental authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain persons (including to fill vacancies), and providing the highest level of support for election of such persons to the Board in connection with any Stockholder Meeting.

3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by the Company and the Specified Lender.

4. Termination. This Agreement and all rights and obligations hereunder shall terminate at the latest of (a) the date on which all of the Commitments have been terminated and all of the Obligations (other than contingent indemnity Obligations for which no claim has been made) have been paid in full in cash, (b) the date on which neither the Specified Lender nor any of its Affiliates or Related Funds hold or beneficially own any Warrants, and (c) the date on which the Specified Lender and its Affiliates and Related Funds own less than the Minimum Equity issued upon exercise of the Warrants.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Specified Lender, and any attempted assignment without such consent shall be null and void. The Specified Lender may assign some or all of its rights hereunder to any of its Affiliates or Related Funds without the consent of the Company, in which event such assignee shall in each case be deemed to have the same rights as the Specified Lender hereunder with respect to such assigned rights.

6. Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one any such counterpart. Delivery of an executed signature page to this Agreement by e-mail shall be as effective as delivery of a manually signed counterpart of this Agreement. Each of the parties hereto agrees and acknowledges that (a) the transaction consisting of this Agreement may be conducted by electronic means, (b) it is such party’s intent that, if such party signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (c) it is being provided with an electronic or paper copy of this Agreement in a usable format.

7. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Specified Lender will be entitled to specific performance under this agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8. Governing Law; Waiver of Jury Trial. Sections 9.07, 9.11 and 9.15 of the Credit Agreement (whether or not in effect at such time) are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

COMPANY:

FTC SOLAR, INC.

By:
Name:
Title:

Signature Page to Board Letter Agreement

SPECIFIED LENDER:

[•]

By:
Name:
Title:

Signature Page to Board Letter Agreement

Accepted:

ACQUIOM AGENCY SERVICES LLC

By:
Name:
Title:

Signature Page to Board Letter Agreement